Contact:
David S. Boone
Chief Executive Officer
American CareSource Holdings, Inc.
Tel: 972-308-6830

FOR IMMEDIATE RELEASE

AMERICAN CARESOURCE HOLDINGS REPORTS 407% INCREASE IN REVENUES FOR FIRST QUARTER 2008

DALLAS, TX – April 23, 2008 -- American CareSource Holdings, Inc. (AMEX: XSI) today reported a 407% increase in revenues to approximately $11.5 million for the first quarter ended March 31, 2008 compared to approximately $2.3 million in the same period last year.  The Company’s first quarter revenues also represent a 14% improvement over fourth quarter 2007 reported revenues of $10.1 million.

“Our first quarter 2008 revenues continued the strong upward trend we began last year and are a direct reflection of the ongoing strength in demand for our expanding array of outsourced ancillary services, among both new and existing clients,” noted David S. Boone, Chief Executive Officer of American CareSource.  “We are on track to exceed our initial guidance of $50 million for full year 2008 revenues. We are looking forward to future announcements of new customer wins, expansion of our provider network and continued strong organic growth in the coming months.”

American CareSource will host a conference call to discuss the first quarter financial results on Thursday, May 15, 2008 at 10:00 a.m. central time.  The Company will issue a press release reporting full financial results the same morning.

About American CareSource Holdings, Inc.
American CareSource Holdings, the first national, publicly traded ancillary care network services company, offers a comprehensive national network of approximately 25,000 ancillary provider sites. Through its product offerings, American CareSource helps its clients reduce the cost of ancillary services rendered through its network of providers in more than 30 service categories. The Company's ancillary network and management provides a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third party administrators and both federal and local governments.

Any statements in this release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  It is possible that the assumptions made by American CareSource Holdings, Inc. for purposes of such statements may not materialize.  Actual results may differ materially from those projected or implied in any forward-looking statements.  Such statements may involve further risks and uncertainties, including, but not limited to, our inability to continue partnering with our clients, our inability to continue to experience growth and the risk that, even with increases in revenue, we may not be able to experience earnings on a sustained level, the risks associated with product development and of market demand for our products, competitive forces, our inability to adequately protect our intellectual property rights, downturns in national and local economies and economic conditions in the healthcare industry, the effect of changes in governmental regulations in the healthcare industry, and other risks identified from time to time in the Securities and Exchange Commission filings of American CareSource Holdings, Inc.

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